UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2012

INFINITY ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17204	20-3126427
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11900 College Boulevard, Suite 310, Overland Park, KS 66210

(Address of Principal Executive Offices) (Zip Code)

(913) 948-9512

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On April 13, 2012, Infinity Energy Resources, Inc. (the “Company”) closed transactions with Amegy Bank, NA (“Amegy”) and Off-Shore Finance, LLC (“Off-Shore”). On February 28, 2012, the Company had entered into definitive agreements with Amegy and Off-Shore relating to outstanding debt and other obligations it owed to them. At the closing, in conversion, exchange and payment in full of all debt and other obligations the Company owed to Amegy, the Company issued 130,000 shares of Series A Preferred Stock (the “Series A Preferred”) and 2,000,000 shares of common stock to Amegy, which also agreed to cancel a warrant exercisable to purchase 968,000 shares of common stock that the Company issued to it in February 2011.

Also at the closing, the Company issued Off-Shore 15,016 shares of Series B Preferred Stock (the “Series B Preferred”) in conversion, exchange and payment in full of all debt and other obligations it owed to Off-Shore. The Series A Preferred and Series B Preferred are referred to as the "Series Preferred."

As a result of the transactions with Amegy and Off-Shore, the Company cancelled debt, accrued interest and fees, and the derivative liability recorded relative to the Amegy warrant, all of which totaled $21,322,922 at December 31, 2011. The Company will record these transactions in the second quarter of 2012.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the transactions, the Company issued 2,000,000 shares of its common stock and 130,000 shares of its Series A Preferred to Amegy and issued 15,016 shares of Series B Preferred Off-Shore. The price of Series Preferred was $100 per share. As a result of the transactions with Amegy and Off-Shore, the Company cancelled debt, accrued interest and fees, and the derivative liability recorded relative to the Amegy warrant, all of which totaled $21,322,922 at December 31, 2011.

The foregoing shares were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, as amended. The Company did not pay any compensation or fees to any party in connection with the issuance of the shares of common stock or the Series Preferred. The Series Preferred is not transferrable for 180 days after issuance.

Item 3.03	Material Modification of Rights of Security Holders.

The Series Preferred accrue a 6% dividend per annum and are convertible into common stock at a price of $6.50 per share. The Series Preferred automatically convert into common stock if the average of the closing prices of the common stock for 30 consecutive trading days equals at least $7.50 per share. The Company has the right to redeem the Series Preferred at any point for an amount equal to their issue price of $100 per share plus all accrued and unpaid dividends, subject to the holders' right to convert the Series Preferred into common stock and provided that the Series A Preferred is redeemed prior to the redemption of any of the Series B Preferred.

The Series Preferred have priority with respect to payment of dividends and liquidation over the outstanding shares of common stock. Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment is made to the holders of the common stock or the holders of the Series B Preferred, the holders of the Series A Preferred are entitled to be paid out of the assets of the Company an amount equal to the greater of original Series A Preferred issue price plus any accrued, but unpaid dividends, whether or not declared, together with any other dividends declared, but unpaid, or an amount that such holder would have received for the shares of Series A Preferred if they were converted into shares of common stock immediately prior to a liquidation event. The holders of the Series B Preferred will be entitled to priority in such liquidating distributions over the holders of any common stock in the foregoing events after the Series A Preferred shareholders have received the foregoing priority payments.

The holders of the Series A Preferred have voting rights beginning on January 1, 2013 and will vote with the common stock on all matters presented to the holders of the common stock and shall be entitled to elect one member of the Board at each meeting or pursuant to a consent of the Company’s shareholders for the election of directors. Beginning January 1, 2014, the Series A Preferred shareholder will have a majority vote on all such matters and the right to elect a majority of the Board of Directors, if the Series A Preferred has not been redeemed or converted into common stock at that point. The Series B Preferred shareholders do not have voting rights except on matters that affect the rights of such shareholders.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the foregoing transactions, the Company filed a Certificate of Designations of Series A Preferred and Series B Preferred in the State of Delaware on March 22, 2012. See Exhibit 99.4 for the terms of the Series Preferred.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Stock Purchase Agreement between the Company and Amegy Bank, NA.

99.2	Stock Purchase Agreement between the Company and Off-Shore Finance, LLC.

99.3	Investor Rights Agreement between the Company and Amegy Bank, NA.

99.4	Certificate of Designation of Series A Preferred and Series B Preferred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2012

Infinity Energy Resources, Inc.

By:	/s/ Stanton E. Ross
Name: Title:	Stanton E. Ross Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Stock Purchase Agreement between the Company and Amegy Bank, NA.

99.2	Stock Purchase Agreement between the Company and Off-Shore Finance, LLC.

99.3	Investor Rights Agreement between the Company and Amegy Bank, NA.

99.4	Certificate of Designation of Series A Preferred and Series B Preferred.